Exhibit 99.1

Clearwater Paper Corporation
601 W. Riverside Avenue
Suite 1100
Spokane, Washington 99201

News Release

Contact:	(News media)	(CFO)	(Investors)
	Matt Van Vleet	John Hertz	Sean Butson (IR Sense)
	509.344.5912	509.344.5905	509.344.5906

CLEARWATER PAPER ANNOUNCES DIVISIONAL

EXECUTIVE APPOINTMENTS

Names Thomas A. Colgrove President of Consumer Products Division;

Danny G. Johansen President of Pulp and Paperboard Division

Robert P. DeVleming to Retire After 34 Years at Clearwater Paper

SPOKANE, Wash. – December 20, 2012–Clearwater Paper Corporation (NYSE:CLW) today announced two key divisional executive appointments, effective January 1, 2013. Thomas A. Colgrove, president of the pulp and paperboard division, has been named president of the consumer products division, succeeding Robert P. DeVleming, who will retire after a transitional period during the first half of 2013. Danny G. Johansen, vice president of sales and marketing for the pulp and paperboard division, has been named president of the pulp and paperboard division.

“We look forward to the continued contributions from Tom and Dan in their new positions, and congratulate Bob on a long and successful career at Clearwater Paper,” said Gordon Jones, chairman and CEO. “Tom and Dan are highly accomplished executives, each with more than 30 years of industry experience, and they have both been integral to our success. I am confident that, together with incoming CEO Linda Massman, they will successfully advance our strategic priorities and continue to deliver significant shareholder value.”

Mr. Colgrove joined Clearwater Paper as vice president of the pulp and paperboard division in 2009. Before joining the company, he was North American senior director, family care products, for Kimberly-Clark Corporation, where he was responsible for seven manufacturing facilities with 4,200 employees. Mr. Colgrove’s 25 years of tenure with Kimberly-Clark included management of numerous facilities and product lines. Prior to joining Kimberly-Clark, he also served as vice president of manufacturing for Central Paper Company, and held management positions with Procter & Gamble Corporation. Mr. Colgrove earned a Bachelor of Science in civil engineering from Lafayette College in Easton, Pennsylvania, and an MBA from the University of Chicago.

“Tom’s extensive knowledge regarding running and managing major tissue operations will be a critical asset in helping drive stronger results for the company,” said Clearwater Paper President and COO Linda Massman. “Tom has successfully led our pulp and paperboard division for more than three years, and we are fortunate to have an individual of his deep experience, which includes more than 33 years in consumer tissue products, leading our consumer tissue business.”

Mr. Johansen joined the company in 1973 and during that time, has served in many leadership positions, including senior director of sales for pulp and paperboard, production and strategic planning manager for pulp and paperboard, and vice president of the western wood products division. He was named vice president of sales and marketing in 2008. Mr. Johansen received his Bachelor of Arts from California State University Humboldt.

“Dan’s nearly 40 years of experience is both broad and deep at Clearwater Paper,” continued Ms. Massman. “His intimate understanding of our customers and markets and his knowledge of our pulp and paperboard business make him a strong addition to our leadership team.”

Added Ms. Massman, “On behalf of the entire management team and everyone at Clearwater Paper, I would like to thank Bob for his leadership and countless contributions to the company. Bob has been an integral part of our success, and we wish him the best in his retirement.”

ABOUT CLEARWATER PAPER

Clearwater Paper manufactures quality consumer tissue, away-from-home tissue, parent roll tissue, machine glazed tissue, bleached paperboard and pulp at 15 manufacturing locations in the U.S. and Canada. The company is a premier supplier of private label tissue to major retailers and wholesale distributors. This includes grocery, drug, mass merchants and discount stores. The company also produces bleached paperboard used by quality-conscious printers and packaging converters. Clearwater Paper’s employees build shareholder value by developing strong customer relationships through quality and service.

For additional information on Clearwater Paper, please visit the company’s website at www.clearwaterpaper.com.